Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement, as filed on April 22, 2009 on Form S-8 of LifeVantage Corporation and Subsidiary, of our report dated September 19, 2008, with respect to the consolidated balance sheet of the Company as of June 30, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year then ended, which report appears in the June 30, 2008 annual report on Form 10-KSB of LifeVantage Corporation.
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
April 22, 2009